Exhibit 10.1

STOCK PURCHASE AGREEMENT

dated as of March 27, 2020

among

1847 ASIEN INC.,

ASIEN’S APPLIANCE, INC.,

JOERG CHRISTIAN WILHELMSEN AND SUSAN KAY WILHELMSEN,

AS TRUSTEES OF

THE WILHELMSEN FAMILY TRUST, U/D/T DATED MAY 1, 1992

and

1847 HOLDINGS LLC

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of March 27, 2020 (the “Agreement”), among 1847 Asien Inc., a Delaware corporation (the “Buyer”), Asien’s Appliance, Inc. a California (the “Company”), Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as Trustees of the Wilhelmsen Family Trust, U/D/T dated May 1, 1992 (the “Seller”), and 1847 Holdings LLC, a Delaware limited liability company (“Buyer Parent”).

BACKGROUND

The Seller is the record and beneficial owner of 34,902 shares (the “Shares”) of Common Stock of the Company (the “Common Stock”). The Shares constitute 100% of the issued and outstanding shares of Common Stock of the Company. The Seller desires to sell all of the Shares to the Buyer, and the Buyer desires to purchase all of the Shares from the Seller, upon the terms and subject to the conditions set forth in this Agreement (such sale and purchase of the Shares, the “Acquisition”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1  Certain Definitions.

(a)  When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of the Company has any present or future right to benefits sponsored or maintained by the Company or any ERISA Affiliate.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, NY are authorized or required by Law to close.

“Closing Working Capital” means the Net Working Capital as reflected on the Closing Date Balance Sheet determined in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written agreement, contract, commitment, arrangement or understanding.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(f)(2) of the Code, within the meaning of Section 412(n)(6) of the Code that includes, or at any time included, the Company or any Affiliate thereof, or any predecessor of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Independent Accounting Firm” means any nationally recognized independent registered public accounting firm which has not represented the Company or the Seller or any of their Affiliates for the past five years as will be agreed by the Company and the Buyer in writing.

“IRS” means the Internal Revenue Service.

“Knowledge of the Seller” or any similar phrase means the actual knowledge of each Seller, in each case without obligation of inquiry.

“Law” means any statute, law, ordinance, rule, regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Company and any of its Subsidiaries, taken as a whole.

“Net Working Capital” means (i) good and collectible accounts receivable; plus (ii) good and merchantable inventory; plus (iii) prepaid expenses and other current assets that have an economic benefit to the Company post-Closing; less (iv) current accounts payable, accrued Liabilities and outstanding checks and other current Liabilities.

“Net Working Capital Target” is equal to $250,000.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Preliminary Working Capital” means the Net Working Capital as reflected on the Preliminary Balance Sheet, determined in accordance with GAAP.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Proposal” means any unsolicited written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all assets of the Company, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Shares, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction, or (iv) any other transaction that is inconsistent with the intent and purpose of this Agreement.

“Transfer Taxes” means sales, use, transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“$” means United States dollars.

(b)  For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; and (ix) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

ARTICLE II
PURCHASE AND SALE OF THE SHARES

2.1  Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller will sell, transfer and deliver, and the Buyer will purchase from the Seller, all of the Shares for an aggregate purchase price of Two Million, Five Hundred Thousand Dollars ($2,500,000) (the “Purchase Price”), subject to adjustment as described in Section 2.2, consisting of: (i) One Million, Six Hundred Seventy Thousand Dollars ($1,670,000) in cash (the “Cash Portion”) and (ii) the Buyer Shares (as defined below).

(a)  At the Closing, the Buyer will deliver to Seller the Cash Portion (subject to any adjustment pursuant to Section 2.2 hereof) in immediately available funds to an account designated by the Seller prior to the Closing.

(b)  At the Closing, the Buyer will issue to the Seller 415,000 common shares of the Buyer Parent that, in aggregate, have a value as mutually agreed upon by the parties that is equal to Eight Hundred Thirty Thousand Dollars ($830,000) (the “Buyer Shares”), by causing the Buyer Parent’s transfer agent to issue to the Seller the Buyer Shares. As soon as practicable following the Closing, the Buyer Parent will file a registration statement on Form S-1 for the purpose of registering for resale under the Securities Act of 1933, as amended, the Buyer Shares and will use commercially reasonable efforts to cause such registration statement to be declared effective by the Securities and Exchange Commission as soon as reasonably practicable. The Seller will cooperate with the Buyer Parent and provide any requested information and complete any necessary selling security holder questionnaires as Buyer Parent may require in order to register the Buyer Shares in accordance with this Section 2.1(b). In addition, upon the request of the Seller from to time to time, Buyer Parent shall be responsible (at its cost) for promptly supplying to Buyer Parent’s transfer agent and the Seller a customary legal opinion letter of its counsel to the effect that the resale of the Buyer Shares by the Seller or its affiliates, successors and assigns is exempt from the registration requirements of the Securities Act pursuant to Rule 144 (provided the requirements of Rule 144 are satisfied and provided the Buyer Shares are not then registered under the Securities Act for resale pursuant to an effective registration statement).

(c)  At the Closing, the Seller will deliver to the Buyer a certificate or certificates representing the Shares, if certificated, duly endorsed or accompanied by stock powers duly endorsed in blank.

2.2  Adjustments to Purchase Price.

(a)  Working Capital Adjustment.

(i)  At the Closing, the Seller shall deliver to the Buyer an unaudited balance sheet of the Company (the “Preliminary Balance Sheet”) as at the Closing together with a certificate of the Seller stating that the Preliminary Balance Sheet was prepared in accordance with GAAP so as to present fairly in all material respects the financial condition of Company as of such date.

(ii)  As soon as practicable following the Closing Date (but not later than seventy-five (75) days after the Closing Date), the Buyer shall cause its auditor to prepare and deliver to the Seller an audited balance sheet of the Company (the “Closing Date Balance Sheet”) as of the Closing Date. The Closing Date Balance Sheet shall be prepared in accordance with GAAP in a manner consistent with the Preliminary Balance Sheet so as to present fairly in all material respects the financial condition of the Company.

(iii)  If the Closing Working Capital exceeds the Preliminary Working Capital, then the Buyer (or, at the Buyer’s direction, the Company) shall pay promptly (and, in any event, within seven (7) days) to the Seller an amount in cash that is equal to the excess. If the Preliminary Working Capital exceeds the Closing Working Capital, then the Seller shall pay promptly (and, in any event, within seven (7) days) to the Buyer an amount in cash that is equal to such excess; provided, however, that the Seller may, at its option, in lieu of paying such excess in cash, deliver and transfer to the Buyer a number of Buyer Shares that is equal to such excess divided by $2.00. Any such adjustment shall be treated as an adjustment to the Purchase Price.

(iv)  In the event the Seller does not agree with the Closing Working Capital as reflected on the Closing Date Balance Sheet, the Seller shall so inform the Buyer in writing within fifteen (15) days of the Seller’s receipt thereof, such writing to set forth the objections of the Seller in reasonable detail. If the Seller and the Buyer cannot reach agreement as to any disputed matter relating to the Closing Working Capital within fifteen (15) days after notification by the Seller to the Buyer of a dispute, they shall forthwith refer the dispute to an Independent Accounting Firm mutually agreeable to the Seller and the Buyer for resolution, with the understanding that such firm shall resolve all disputed items within twenty (20) days after such disputed items are referred to it. If the Buyer and the Seller are unable to agree on the choice of an Independent Accounting Firm, they shall select an Independent Accounting Firm by lot (after excluding their respective regular outside accounting firms). The Seller, on the one hand, and the Buyer, on the other hand, shall bear one-half of the costs of such accounting firm. The decision of the accounting firm with respect to all disputed matters relating to the Closing Working Capital shall be deemed final and conclusive and shall be binding upon the Seller and the Buyer. In addition, if the Seller does not object to the Closing Working Capital within the 15-day period referred to above, the Closing Working Capital, as reflected on the Closing Date Balance Sheet as so prepared, shall be deemed final and conclusive and binding upon the Seller and the Buyer.

(v)  The Seller shall be entitled to have access to the books and records of the Company and the Buyer’s work papers prepared in connection with the Closing Date Balance Sheet and shall be entitled to discuss such books and records and work papers with the Buyer and those persons responsible for the preparation thereof.

(b)  Target Working Capital Adjustment. If the Net Working Capital Target exceeds the Net Working Capital as set forth on the Preliminary Balance Sheet, then the Purchase Price shall be reduced at the Closing by an amount equal to such difference. If the Net Working Capital as set forth on the Preliminary Balance Sheet exceeds the Net Working Capital Target at Closing, the Purchase Price shall be increased at the Closing by an amount equal to such difference.

(c)  Adjustment for Outstanding Indebtedness. The Purchase Price shall be decreased by the amount of any outstanding indebtedness of the Company existing as of the Closing Date and the deducted amount shall be utilized to pay off such outstanding indebtedness.

2.3  Closing. The consummation of the Acquisition (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon by the parties hereto on a date that is no later than two (2) Business Days immediately following the day on which the last of the conditions to closing contained in Article VIII (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or at such other location or on such other date as the Buyer and the Company may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

2.4  Transactions to be Effected at the Closing.

(a)  At the Closing, the Buyer will (i) pay to the Seller the Purchase Price, adjusted in accordance with subsection 2.2(b) above and less the amounts paid pursuant to subsection 2.2(c) above by paying such sum to the Seller by transfer of immediately available funds in accordance with instructions provided by the Seller, (ii) deliver to the Seller a certificate or certificates representing the Buyer Shares duly endorsed or accompanied by stock powers duly endorsed in blank and (iii) deliver to the Seller all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement.

(b)  At the Closing, the Seller will deliver to the Buyer (i) a certificate or certificates representing the Shares duly endorsed or accompanied by stock powers duly endorsed in blank and (ii) all other documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that each statement contained in this Article III is true and correct as of the date hereof, except as set forth in the disclosure schedule to be delivered to the Buyer in accordance with Section 7.11 hereof (the “Disclosure Schedule”). The Disclosure Schedule has been arranged for purposes of convenience only, in sections corresponding to the Sections of this Article III and Article IV. Each section of the Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule.

3.1  Authority and Enforceability. The Seller has the requisite legal capacity to execute and deliver this Agreement, to perform the Seller’s obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.2  Noncontravention.

(a) Neither the execution and the delivery of this Agreement nor the consummation of the Acquisition or the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) to the actual knowledge of the Seller and assuming compliance with the filing and notice requirements set forth in Section 3.2(b)(i), violate any Law applicable to the Seller or (ii) violate any Contract to which the Seller is a party, except to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 3.2(b) of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3 The Shares.

(a) The Seller holds of record and owns beneficially all of the issued and outstanding shares of capital stock of the Company free and clear of all Liens, other than (a) Liens for current real or personal property Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business or that are being contested in good faith, (c) Liens and encroachments which do not materially interfere with the present or proposed use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens arising under this Agreement, (f) Liens created by or through the Buyer, and (g) Liens set forth on Section 3.3(a) of the Disclosure Schedule (the “Permitted Liens”).

(b)  Except as set forth in this Agreement, the Seller is not party to any Contract obligating the Seller to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, the Company.

3.4  Brokers’ Fees. Except as set forth in Section 3.4 of the Disclosure Schedule, the Seller does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Seller represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the Disclosure Schedule.

4.1  Organization, Qualification and Corporate Power; Authority and Enforceability.

(a)  The Company is a corporation duly organized, validly existing and in good standing under the Laws of California, and has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)  The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, and no other action is necessary on the part of the Company to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

4.2  Subsidiaries. The Company does not have any Subsidiaries.

4.3  Capitalization.

(a)  The authorized capital stock of the Company is as set forth in Section 4.3(a) of the Disclosure Schedule, of which 34,902 shares are issued and outstanding. No other capital stock of the Company is authorized, issued or outstanding.

(b)  There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of the Company and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Company. There are no Contracts of any kind to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company, or any “phantom stock” right, stock appreciation right or other similar right with respect to the Company, or obligating the Company to enter into any such Contract.

(c)  There are no securities or other instruments or obligations of the Company, the value of which is in any way based upon or derived from any capital or voting stock of the Company or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote.

(d)  There are no Contracts, contingent or otherwise, obligating the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company. There are no voting trusts, registration rights agreements or stockholder agreements to which the Company is a party with respect to the voting of the capital stock of the Company or with respect to the granting of registration rights for any of the capital stock of the Company. There are no rights plans affecting the Company.

(e)  Except as set forth in Section 4.3(e) of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company.

4.4  Noncontravention.

(a) Neither the execution and delivery of this Agreement nor the consummation of the Acquisition and the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the articles of incorporation or bylaws (or comparable organization documents, as applicable) of the Company, (ii) to the Knowledge of the Seller and assuming compliance with the filing and notice requirements set forth in Section 4.4(b)(i), violate any Law applicable to the Company on the date hereof or (iii) except as set forth in Section 4.4(a) of the Disclosure Schedule, violate any Contract to which the Company is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)  The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 4.4(b) of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5  Financial Statements. Section 4.5 of the Disclosure Schedule contains true and complete copies of (i) the unaudited balance sheet of the Company as of December 31, 2019 and December 31, 2018 and the related unaudited statements of income and cash flows for the two years ended December 31, 2019 and December 31, 2018 (the “Annual Financial Statements”) and (ii) the unaudited balance sheet of the Company as of February 29, 2020 and the related statements of income and cash flows for the two-month period ended February 29, 2020 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, on that basis, fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of the indicated dates and for the indicated periods (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes).

4.6  Taxes.

(a) All material Tax Returns required to have been filed by the Company have been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid or accrued.

(b) To the Knowledge of the Seller, there is no audit pending against the Company in respect of any Taxes. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c)  The Company has withheld and paid or accrued for all material Taxes required to have been withheld and paid or accrued for in connection with amounts paid or owing to any third party.

(d)  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)  The Company is not a party to any Tax allocation or sharing agreement.

4.7  Compliance with Laws and Orders; Permits.

(a)  The Company is in compliance with all Laws and Orders to which the business of the Company is subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)  The Company owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to conduct its business as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8  No Undisclosed Liabilities. The Company does not have any Liability, except for (i) Liabilities set forth on the Interim Financial Statements (rather than in any notes thereto) and (ii) Liabilities which have arisen since the date of the Interim Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

4.9  Tangible Personal Assets.

(a)  The Company has good title to, or a valid interest in, all of its tangible personal assets, free and clear of all Liens, other than (i) Permitted Liens or (ii) Liens that, individually or in the aggregate, do not materially interfere with the ability of the Company thereof to conduct its business as currently conducted and do not adversely affect the value of, or the ability to sell, such personal properties and assets.

(b)  The Company’s tangible personal assets are in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects (other than defects that do not interfere with the continued use thereof in the conduct of normal operations) and are suitable for the purposes for which they are currently being used.

4.10  Real Property.

(a)  Owned Real Property. Section 4.10(a)(i) of the Disclosure Schedule lists and describes briefly all real property that the Company owns. With respect to each such parcel of owned real property:

(i)  the Company has good and marketable title to the parcel of real property, free and clear of any Lien or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

(ii)  there are no pending or, to the Knowledge of the Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting adversely the current use, occupancy, or value thereof;

(iii)  the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

(iv)  all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

(v)  there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

(vi)  there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

(vii)  there are no parties (other than the Company) in possession of the parcel of real property, other than tenants under any leases disclosed in Section 4.10(b) of the Disclosure Schedule who are in possession of space to which they are entitled;

(viii)  all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

(ix)  each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right of way with adequate curb cuts available.

(b)  Leased Real Property. Section 4.10(b) of the Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Company is either lessor or lessee (the “Real Property”). The Seller has heretofore made available to the Buyer true and complete copies of each Real Property Lease. To the Knowledge of the Seller, (i) all Real Property Leases are valid and binding Contracts of the Company and are in full force and effect (except for those that have terminated or will terminate by their own terms), and (ii) neither the Company or any other party thereto, is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.11  Intellectual Property.

(a)  “Intellectual Property” means (i) trade secrets, inventions, confidential and proprietary information, know-how, formulae and processes, (ii) patents (including all provisionals, reissues, divisions, continuations and extensions thereof) and patent applications, (iii) trademarks, trade names, trade dress, brand names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications (whether registered, unregistered or existing at common law, including all goodwill attaching thereto), (iv) copyrights, including copyright registrations, copyright applications and unregistered common law copyrights; (v) and all licenses for the Intellectual Property listed in items (i) – (iv) above.

(b)  Section 4.11(b) of the Disclosure Schedule sets forth a list that includes all material Intellectual Property owned by the Company (the “Company-Owned Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(c)  All necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property.

(d)  Except as set forth on Section 4.11(d) of the Disclosure Schedule, (i) the Company is the exclusive owner of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) to the Knowledge of the Seller no proceedings have been instituted, are pending or are threatened that challenge the rights of the Company in or the validity or enforceability of the Company-Owned Intellectual Property; (iii) to the Knowledge of the Seller, neither the use of the Company-Owned Intellectual Property as currently used by the Company in the conduct of the Company’s business, nor the conduct of the business as presently conducted by the Company infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person; and (iv) as of the date of this Agreement, the Company has made no claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, the Company-Owned Intellectual Property.

(e)  Except as set forth in Section 4.11(e) of the Disclosure Schedule, the Company has not permitted or licensed any Person to use any Company-Owned Intellectual Property.

(f)  Section 4.11(f) of the Disclosure Schedule sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, pursuant to which the Company licenses from any Person Intellectual Property that is material to and used in the conduct of the business by the Company.

(g) To the Knowledge of the Seller, the Company is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company-Owned Intellectual Property or pursuant to which the Company is licensed to use Intellectual Property owned by a third party, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.12  Absence of Certain Changes or Events. Since the date of the Interim Financial Statements, no event has occurred that has had, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

(a)  the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(b)  the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the ordinary course of business;

(c)  no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Company is a party or by which any of them is bound;

(d)  the Company has not imposed any Liens upon any of its assets, tangible or intangible;

(e)  the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;

(f)  the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the ordinary course of business;

(g)  the Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(h)  there has been no change made or authorized in the certificate of incorporation or bylaws of the Company;

(i)  the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(j)  the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(k)  the Company has not entered into any employment contract or modified the terms of any existing such contract or agreement;

(l)  the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

(m)  the Company has not committed to any of the foregoing.

4.13  Contracts.

(a)  Except as set forth in Section 4.13(a) of the Disclosure Schedule, as of the date hereof, the Company is not a party to or bound by any: (i) Contract not contemplated by this Agreement that materially limits the ability of the Company to engage or compete in any manner of the business presently conducted by the Company; (ii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material business of the Company; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $50,000; (iv) Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement; and (v) Contract that involves performance of services or delivery of goods or materials by or to the Company in an amount or with a value in excess of $50,000 in any 12-month period (which period may extend past the Closing).

(b)  The Seller has heretofore made available to the Buyer true and complete copies of each of the Contracts set forth in Section 4.13(a) of the Disclosure Schedule. To the Knowledge of the Seller, (i) all such Contracts are valid and binding, (ii) all such Contracts are in full force and effect (except for those that have terminated or will terminate by their own terms), and (iii) neither the Company nor any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14  Litigation. Except as set forth in Section 4.14 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Seller, threatened against the Company that (a) challenges or seeks to enjoin, alter or materially delay the Acquisition or (b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.15  Employee Benefits.

(a)  Section 4.15(a) of the Disclosure Schedule includes a list of all Benefit Plans maintained or contributed to by the Company (the “Company Benefit Plans”). The Seller has delivered or made available to the Buyer copies of (i) each Company Benefit Plan, (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and (iii) the most recent favorable determination letters from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code.

(b)  Except as set forth in Section 4.15(b) of the Disclosure Schedule, (i) none of the Company Benefit Plans is subject to Title IV of ERISA; (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS and, to the Knowledge of the Seller, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination; and (iii) each Company Benefit Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16  Labor and Employment Matters. Section 4.16 of the Disclosure Schedule sets forth a list of all written employment agreements that obligate the Company to pay an annual salary of $50,000 or more and to which the Company is a party. To the Knowledge of the Seller, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company. The Company is not party to any collective bargaining agreement.

4.17  Environmental. Except (i) as set forth in Section 4.17 of the Disclosure Schedule or (ii) for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company is in compliance with all applicable Laws relating to protection of the environment (“Environmental Laws”), (b) the Company possesses and is in compliance with all Permits required under any Environmental Law for the conduct of its operations and (c) there are no Actions pending against the Company alleging a violation of any Environmental Law. No property currently or formerly owned or operated by the Company or has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to require remediation or other action pursuant to any Environmental Law. Neither the Seller, nor the Company has received any written notice, demand, letter, claim or request for information alleging that the Company or the Seller is in violation of or liable under any Environmental Law. For purposes of this Agreement, “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or defined pursuant to any Environmental Law or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls or radioactive material.

4.18  Insurance. Section 4.18 of the Disclosure Schedule sets forth a list of each insurance policy that covers the Company or its businesses, properties, assets, directors, officers or employees (the “Policies”). Such Policies are in full force and effect in all material respects and the Company is not in violation or breach of or default under any of its obligations under any such Policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.19  Inventory. The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow moving, obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the balance sheet included in the Interim Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

4.20  Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the balance sheet included in the Interim Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

4.21  Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Company.

4.22  Product Warranty. Each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the balance sheet included in the Interim Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4.22 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

4.23  Product Liability. The Company has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

4.24  Brokers’ Fees. Except as set forth in Section 4.24 of the Disclosure Schedule, which such fees shall be paid prior to or at Closing with the Company’s cash, the Company has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

4.25  Certain Business Relationships with the Company. Except as set forth in Section 4.25 of the Disclosure Schedule, neither the Seller, nor any Affiliate of the Seller, has been involved in any business arrangement or relationship with the Company within the past 12 months, and neither the Seller, nor any Affiliate of the Seller, owns any asset, tangible or intangible, which is used in the Business.

4.26  Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that each statement contained in this Article V is true and correct as of the date hereof.

5.1  Organization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware.

5.2  Authorization. The Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than compliance with the filing and notice requirements set forth in Section 5.3(b)(i)). This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3  Noncontravention.

(a)  Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Buyer, (ii) violate any Law applicable to the Buyer on the date hereof or (iii) violate any Contract to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b)  The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 5.3(b)(i) or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)  Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Seller or the Company.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARENT

6.1  Organization. The Buyer Parent is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2  Authorization. The Buyer Parent has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer Parent of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action on the part of the Buyer Parent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than compliance with the filing and notice requirements set forth in Section 6.3(b)(i)). This Agreement has been duly executed and delivered by the Buyer Parent and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Buyer Parent enforceable against the Buyer Parent in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

6.3  Noncontravention.

(a)  Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Buyer Parent, (ii) violate any Law applicable to the Buyer Parent on the date hereof or (iii) violate any Contract to which the Buyer Parent is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b)  The execution and delivery of this Agreement by the Buyer Parent does not, and the performance of this Agreement by the Buyer Parent will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 5.3(b) (i) or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.4  Capitalization. The authorized capital of Buyer Parent consists, immediately prior to the Closing of Five Hundred Million (500,000,000) common shares of the Buyer Parent, 3,165,625 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding common shares of the Buyer Parent have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Upon issuance pursuant to this Agreement, the Buyer Shares will be duly authorized, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws. Buyer Parent holds no common shares in its treasury. The rights, privileges and preferences of the common shares of Buyer Parent are as stated in Buyer Parent’s Second Amended and Restated Operating Agreement and as provided by the Delaware Limited Liability Company Act.

6.6  Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Seller or the Company.

ARTICLE VII
COVENANTS

7.1  Consents. The Company will use its commercially reasonable efforts to obtain any required third-party consents to the Acquisition and the other transactions contemplated by this Agreement in writing from each Person.

7.2  Operation of the Company’s Business. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article IX, the Company, except (i) as otherwise contemplated by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of the Buyer (which consent will not be unreasonably withheld or delayed), will use commercially reasonable efforts to carry on its business in a manner consistent with past practice and not take any action or enter into any transaction that would result in the following:

(a)  any change in the articles of incorporation, as amended or bylaws, as amended, of the Company or any amendment of any material term of any outstanding security of the Company;

(b)  any issuance or sale of any additional shares of, or rights of any kind to acquire any shares of, any capital stock of any class of the Company (whether through the issuance or granting of options or otherwise);

(c)  any incurrence, guarantee or assumption by the Company of any indebtedness for borrowed money other than in the ordinary course of business in amounts and on terms consistent with past practice;

(d)  any distributions to the Sellers, other than expense reimbursements consistent with past practice;

(e)  any change in any method of accounting, accounting principle or accounting practice by the Company which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f)  except in the ordinary course of business (i) any adoption or material amendment of any Company Benefit Plan, (ii) any entry into any collective bargaining agreement with any labor organization or union, (iii) any entry into an employment agreement or (iv) any increase in the rate of compensation to any employee in an amount that exceeds 10% of such employee’s current compensation; provided, that the Company may (A) take any such action for employees in the ordinary course of business or pursuant to any existing Contracts or Company Benefit Plans and (B) adopt or amend any Company Benefit Plan if the cost to such Person of providing benefits thereunder is not materially increased;

(g)  except in the ordinary course of business, any cancellation, modification, termination or grant of waiver of any material Permits or Contracts to which the Company is a party, which cancellation, modification, termination or grant of waiver would, individually or in the aggregate, have a Material Adverse Effect;

(h)  any change in the Tax elections made by the Company or in any accounting method used by the Company for Tax purposes, where such Tax election or change in accounting method may have a material effect upon the Tax Liability of the Company for any period or set of periods, or the settlement or compromise of any material income Tax Liability of the Company;

(i)  except in the ordinary course of business, any acquisition or disposition of any business or any material property or asset of any Person (whether by merger, consolidation or otherwise) by the Company;

(j)  any grant of a Lien on any properties and assets of the Company that would have, individually or in the aggregate, a Material Adverse Effect;

(k)  any entry into any agreement or commitment to do any of the foregoing.

7.3  Access. The Company will permit the Buyer and its Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to the premises, properties, personnel, books, records (including Tax records), Contracts and documents of or pertaining to the Company.

7.4  Transfer of Cash and Cash Equivalents. On or prior to the Closing, the Company and Seller will transfer, or cause to be distributed all cash and cash equivalents of the Company to, among other things, pay any fees owed by Company to brokers or advisors (including termination fees under any advisory agreement) and any indebtedness for borrowed money; provided, however, that the Company shall have an amount in cash in its corporate bank account and on hand at its store locations at the Closing that is equal to $1,075,000 in the aggregate.

7.5  Notice of Developments. The Seller and the Company will give prompt written notice to the Buyer of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to cause a breach of any of its respective representations, warranties, covenants or other agreements contained herein. The Buyer will give prompt written notice to the Seller and the Company of any event that could reasonably be expected to cause a breach of any of its representations, warranties, covenants or other agreements contained herein or could reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 7.5 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

7.6  No Solicitation.

(a)  The Seller and the Company will, and will cause each of their Representatives to, cease immediately any existing discussions regarding a Transaction Proposal.

(b)  From and after the date of this Agreement, without the prior consent of the Buyer, none of the Seller nor the Company will, nor will they authorize or permit any of their respective Representatives to, directly or indirectly through another Person to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(c)  In addition, the Seller shall immediately communicate to the Buyer the terms of any Transaction Proposal received by the Seller or the Company, or any of their Representatives.

7.7  Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, the Seller, the Company and the Buyer will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement as promptly as practicable.

7.8  Covenant not to Compete. For a period of three years from and after the Closing (the “Noncompetition Period”), the Seller shall not engage directly or indirectly in any business that is competitive with the current business of the Company (the “Business”) within an area of one hundred miles of any geographic area in which the Business is conducted or in which the Buyer plans to conduct the Business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, the Seller shall not induce or attempt to induce any customer, or supplier of the Buyer or any affiliate of the Buyer to terminate its relationship with the Buyer or any Affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any Affiliate of the Buyer. During the Noncompetition Period, the Seller shall not, on behalf of any entity other than the Buyer or an Affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any Person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Buyer or an Affiliate of the Buyer. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.8 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

7.9  Financial Information. The Seller shall cooperate with the Buyer and the Buyer’s independent certified public accounting firm in order to enable the Buyer to create audited financial statements prepared in accordance with the GAAP for the two full fiscal years preceding the Closing Date, by making available the Seller’s records as they are maintained in the ordinary course of business and answering reasonable questions.

7.10  Disclosure Schedule. The parties acknowledge and agree that (i) the Seller and the Company have not yet delivered a definitive Disclosure Schedule to this Agreement to the Buyer, and (ii) the Buyer has not been provided with copies of, nor had an opportunity to review, the items to be referred to on the Disclosure Schedule. The Seller shall deliver (and shall cause the Company to deliver) to the Buyer all of the schedules, including a definitive Disclosure Schedule to the Agreement, and documents referred to thereon, in final form within 15 days of the date hereof.  The Buyer shall have 15 days following delivery of such schedules and such documents in which to terminate this Agreement if the Buyer objects to any information contained in such schedules or the contents of any such document and Buyer and Seller cannot agree on mutually satisfactory modifications thereto.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS TO CLOSE

8.1  Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the Acquisition is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a)  The representations and warranties of the Seller set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Buyer will have received a certificate signed by the Seller to such effect.

(b)  The Seller and the Company will have performed all of the covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the ability of the Seller and the Company to consummate the Acquisition or perform its other obligations hereunder. The Buyer will have received a certificate signed by the Seller to such effect.

(c)  The Buyer shall have completed its business, accounting and legal due diligence review of the Company and the Business, its assets and liabilities, and the results thereof shall be reasonably satisfactory to the Buyer.

(d)  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Interim Financial Statements which has had or is reasonably likely to cause a Material Adverse Effect.

(e)  All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(f)  No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(g)  Each party, as appropriate, shall have obtained any required consents, permits, licenses, approvals or notifications of any lenders, lessors, suppliers, customers or other third parties for which the Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(h)  The Seller shall have obtained releases of any liens, charges or encumbrances against any of the assets of the Company, at the Seller’s expense.

(i)  The Buyer shall have received such pay-off letters and releases relating to the indebtedness as it shall have requested and such pay-off letters shall be in form and substance satisfactory to it.

(j)  The Buyer shall have received from counsel to the Seller an opinion in form and substance reasonably satisfactory to the Buyer, addressed to the Buyer and dated as of the Closing Date.

(k)  The Buyer shall have entered into a consulting agreement with Joerg Christian Wilhelmsen on terms mutually agreed upon.

(l)  The Company shall have delivered evidence reasonably satisfactory to the Buyer of the Company’s corporate organization and proceedings and its existence in the jurisdiction in which it is incorporated, including evidence of such existence as of the Closing.

(m)  The Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Company after the Closing.

(n)  All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

8.2  Conditions to Obligation of the Seller. The obligation of the Seller to consummate the Acquisition is subject to the satisfaction or waiver by the Seller of the following conditions:

(a)  The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct does not adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Seller will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(b)  The Buyer will have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing except such failures to perform as do not materially adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Seller will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(c)  All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d)  No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(e)  Each party, as appropriate, shall have obtained any required consents, permits, licenses, approvals or notifications of any Governmental Entities, lenders, lessors, suppliers, customers or other third parties for which the Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(f)  The Buyer shall have entered into a consulting agreement with Joerg Christian Wilhelmsen on terms mutually agreed upon.

(g)  All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller.

ARTICLE IX
TERMINATION; AMENDMENT; WAIVER

9.1  Termination of Agreement. This Agreement may be terminated as follows:

(a)  by mutual written consent of the Buyer and the Seller at any time prior to the Closing;

(b)  by either the Buyer or the Seller if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(c)  by either the Buyer or the Seller if the Closing does not occur on or before the date that is the ninetieth (90th) day following the date that the Seller delivers to the Buyer the Disclosure Schedule as required by Section 7.11; provided that the right to terminate this Agreement under this Section 9.1(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(d)  by the Buyer if the Seller or the Company has breached their respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 8.1(a) or 8.1(b) would not be satisfied; or

(e)  by the Seller if the Buyer has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied.

9.2  Effect of Termination. In the event of termination of this Agreement by either the Seller or the Buyer as provided in Section 9.1, this Agreement will forthwith become void and have no effect, without any Liability (other than with respect to any suit for breach of this Agreement) on the part of the Buyer, the Buyer Parent, the Company or the Seller (or any stockholder, agent, consultant or Representative of any such party); provided, that the provisions of Sections 11.1, 11.6, 11.7, 11.8, 11.11, 11.13 and this Section 9.2 will survive any termination hereof pursuant to Section 9.1.

9.3  Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, the Company and the Seller.

9.4  Waiver. At any time prior to the Closing, the Buyer may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Seller and the Company or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Seller or any conditions to its own obligations. Any agreement on the part of the Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer. At any time prior to the Closing, the Seller and the Company, may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer or any conditions to their own obligations. Any agreement on the part of the Seller and the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed by the Seller and the Company. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE X
INDEMNIFICATION

10.1  Survival. The representations and warranties made herein and in any certificate delivered in connection herewith shall survive for a period of twenty-four (24) months following the Closing Date, at which time they shall expire; provided, however, that (i) the representations and warranties set forth in Sections  3.1 (Authority and Enforceability), 3.3 (The Shares), 3.4 (Broker’s Fees), 4.1 (Organization, Qualification and Corporate Power; Authority and Enforceability), 4.3 (Capitalization), and 4.17 (Environmental) of this Agreement (the “Fundamental Representations”) shall survive indefinitely and (ii) the representations and warranties in Section 4.6 (Taxes) of this Agreement shall survive until the expiration of the applicable statute of limitations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all agreements and covenants contained in this Agreement will survive the Closing and remain in effect indefinitely.

10.2  Indemnification by Seller. From and after the Closing, the Seller agrees to indemnify, defend and save Buyer and its Affiliates, stockholders, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against any and all liabilities, deficiencies, demands, claims, Actions, assessments, losses, costs, expenses, interest, fines, penalties and damages (including fees and expenses of attorneys and accountants and costs of investigation) (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations or warranties of the Seller or the Company contained in Article III or IV of this Agreement or (b) the failure of the Seller to perform any of his covenants or obligations contained in this Agreement.

10.3  Indemnification by Buyer. From and after the Closing, the Buyer agrees to indemnify, defend and save the Seller and to the extent applicable, the Seller’s Affiliates, employees, agents and representatives (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations and warranties of Buyer contained in Article V and VI of this Agreement or (b) the failure of Buyer to perform any of its covenants or obligations contained in this Agreement.

10.4  Indemnification Procedure.

(a)  If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article X, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any Action, Liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article X (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim in writing, specifying the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if the Indemnifying Party so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses. If the Indemnifying Party elects to assume control of the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party has been advised by the Indemnifying Party’s counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party. All claims other than Third-Party Claims (a “Direct Claim”) may be asserted by the Indemnified Party giving notice to the Indemnifying Party. Absent an emergency or other extenuating circumstance, the Indemnified Party shall give written notice to the Indemnifying Party of such Direct Claim prior to taking any material actions to remedy such Direct Claim.

(b)  In no event shall the Indemnified Party pay or enter into any settlement of any claim or consent to any judgment with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement or judgment would require the Indemnifying Party to pay any amount. The Indemnifying Party may enter into a settlement or consent to any judgment without the consent of the Indemnified Party so long as (i) such settlement or judgment involves monetary damages only and (ii) a term of the settlement or judgment is that the Person or Persons asserting such Third-Party Claim unconditionally release all Indemnified Parties from all liability with respect to such claim; otherwise the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any Third-Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed.

10.5  Failure to Give Timely Notice. A failure by an Indemnified Party to provide notice as provided in Section 10.4 will not affect the rights or obligations of any Person except and only to the extent that, as a result of such failure, any Person entitled to receive such notice was damaged as a result of such failure to give timely notice. Nothing contained in this Section 10.4 shall be deemed to extend the period for which Seller’s representations and warranties will survive Closing as set forth in Section 10.1 above.

10.6  Limited on Indemnification Obligation.

Notwithstanding anything in this Agreement to the contrary, the liability of the Seller to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to Section 10.2(a) (but not with respect to the Fundamental Representations for which recovery shall not be so limited) is subject to the following limitations:

(a)  The Seller shall not, in the aggregate, be liable to the Buyer Indemnified Parties for Losses arising under Section 10.2(a) (other than with respect to acts of fraud or the Fundamental Representations for which recovery shall not be so limited) to the extent that the amounts otherwise indemnifiable for such breaches exceeds the Purchase Price.

(b)  The Seller shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 10.2(a) (other than with respect to acts of fraud or Fundamental Representations for which recovery shall not be so limited) until and unless the aggregate amounts indemnifiable for such breaches exceeds $25,000. In the event the Buyer Indemnified Parties’ claim for Losses, in the aggregate, exceed $25,000, the Buyer Indemnified Parties shall be entitled to the entire amount of such Losses back to the first dollar.

(c)  The Seller shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 10.2 unless the claim therefor is asserted in writing on or prior to the expiration of the applicable representations and warranties.

(d)  Losses otherwise subject to indemnity hereunder will be calculated after application of any received insurance proceeds actually received by the Indemnitee (net of costs of recovery).

10.7  Payments. Payments of all amounts owing by an Indemnifying Party under this Article X shall be made promptly upon the determination in accordance with this Article X that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.

ARTICLE XI
MISCELLANEOUS

11.1  Press Releases and Public Announcement. Neither the Buyer on the one hand, nor the Seller or the Company on the other, will issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of the other party; provided, however, that the Buyer may make regulatory filings referring to this Agreement or attaching a copy hereof as may be required by applicable law.

11.2  No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

11.3  Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

11.4  Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by the Buyer, by the Seller, and, in the case of assignment by the Seller or the Company, the Buyer.

11.5  Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.6  Notices. All notices and other communications that are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by electronic mail, by telecopy, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party at the address specified below or to such other address as such party may have given to the other by notice pursuant to this Section. Notice shall be deemed given on the date of delivery, in the case of personal delivery, electronic mail, or telecopy, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

If to the Buyer:	1847 Asien Inc.

c/o 1847 Holdings LLC

590 Madison Avenue, 21st Floor

New York, NY 10022

Attn: Ellery W. Roberts, CEO

Email: eroberts@1847holdings.com

If to the Buyer Parent:	1847 Holdings LLC

590 Madison Avenue, 21st Floor

New York, NY 10022

Attn: Ellery W. Roberts, CEO

Email: eroberts@1847holdings.com

with a copy to:	Bevilacqua PLLC

1050 Connecticut Avenue, NW

Suite 500

Washington, DC 20036

Attn: Louis A. Bevilacqua

Email: lou@bevilacquapllc.com

Facsimile: 202-869-0889

If to the Company:	Asien’s Appliance, Inc.

1801 Piner Road

Santa Rosa, CA 94501

Attn: Joerg Christian Wilhelmsen

Email: chris@asiensappliance.com

with a copy to:	KENT LAW

575 Lincoln Avenue, Suite 205

Napa, CA 94558

Attn: Clayton W. Kent, Esq.

Email: CKent@cwkentlaw.com

Facsimile: (707) 927-5387

If to the Seller:	Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as Trustees of the Wilhelmsen Family Trust, U/D/T dated May 1, 1992

123 Barrio Way

Windsor, California 95492

Attn: Joerg Christian Wilhelmsen

Email: cwilhelmsen5@gmail.com

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

11.7  Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of California without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of California.

11.8  Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF CALIFORNIA AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

11.9  Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

11.10  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

11.11  Expenses. Except as otherwise provided in this Agreement, whether or not the Acquisition is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses. As used in this Agreement, “expenses” means the out-of-pocket fees and expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

11.12  Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.13  Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity.

11.14  Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

1847 Asien Inc.

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	CEO

BUYER PARENT:

1847 Holdings LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	CEO

COMPANY:

Asien’s Appliance, Inc.

By:	/s/ Joerg Christian Wilhelmsen
Name:	Joerg Christian Wilhelmsen
Title:	President/CEO

SELLER:

Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as Trustees of the Wilhelmsen Family Trust, U/D/T dated May 1, 1992

By:	/s/ Joerg Christian Wilhelmsen
Name:	Joerg Christian Wilhelmsen
Title:	Trustee

By:	/s/ Susan Kay Wilhelmsen
Name:	Susan Kay Wilhelmsen
Title:	Trustee